Exhibit 10.1
FIRST AMENDMENT TO DEED OF LEASE
THIS FIRST AMENDMENT TO DEED OF LEASE (this "Amendment") is made this 14th day of March, 2019 (the "Effective Date"), by and between KBSIII 3003 WASHINGTON, LLC, a Delaware limited liability company ("Landlord"), and KBS REALTY ADVISORS, LLC, a Delaware limited liability company ("Tenant").
RECITALS:
A.Landlord and Tenant are parties to that certain Deed of Lease dated May 29, 2015 (the "Original Lease"), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord approximately 5,046 rentable square feet of space located on the ninth (9th) floor (the "Premises") of the building having a street address of 3003 Washington Boulevard, Arlington, Virginia 22201 (the "Building").
B.Landlord and Tenant hereby acknowledge and agree that the Term of the Original Lease (the "Original Term") expires on August 31, 2019.
C.Landlord and Tenant desire to amend the Original Lease to, among other things, extend the Original Term for the Extension Period (hereinafter defined), upon the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:
1.Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.
2.Definitions. All capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Original Lease. Effective as of the Effective Date, as used herein and in the Original Lease, the following terms shall have the following meanings ascribed thereto: (A) "Lease" shall mean the Original Lease, as amended by this Amendment; (B) "Te rm" shall mean the Original Term, as extended by the Extension Period; and (C) "Lease Expiration Date" shall mean August 31, 2024.
3.Term. The Original Term is hereby extended for a period of sixty (60) full calendar months (the "Extension Period"), commencing on September 1, 2019 (the "Extension Date") and expiring on August 31, 2024, unless earlier terminated in accordance with the terms and provisions of the Lease.
4."As-ls" Condition. Tenant shall retain possession of the Premises for the Extension Period in its "as-is" condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements or to provide any allowance for same.
5.Annual Base Rent - Extension Period.
A.    Commencing on the Extension Date, and thereafter on the first day of each and every calendar month during the Extension Period, Tenant shall pay to Landlord as Annual Base Rent for the Premises the following amounts, which shall be paid, in advance, in equal monthly installments as follows:

Extension Period	Base Rent (Per Square Foot)	Base Rent (Annual)	Base Rent (Monthly)
9/1/19 – 8/31/2020	$59.50	$300,237.00	$25,019.75
9/1/20 – 8/31/2021	$60.99	$307,755.54	$25,646.30
9/1/21 – 8/31/2022	$62.51	$315,425.46	$26,285.46
9/1/22 – 8/31/2023	$64.08	$323,347.68	$26,945.64
9/1/23 – 8/31/2024	$65.68	$331,421.28	$27,618.44
Nothing herein shall modify Tenant's obligation to pay Annual Base Rent in accordance with the terms and provisions of the Original Lease from the Effective Date through and including August 31, 2019.

6.Additional Rent. Tenant shall continue to pay Additional Rent, including without limitation, Tenant's Pass-Through Costs, pursuant to the Original Lease from the Effective Date through the Extension Period; provided, however, for purposes of calculating Tenant's Pass-Through Costs during the Extension Period, the term "Base Year" shall mean the 2019 calendar year.
7.Improvement Allowance.
a.It is understood and agreed that Tenant shall retain its possession of the Premises during the Extension Period in its "AS-IS" condition as without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements or, to provide any allowance for same, except as expressly set forth in Section 7.b. below.
b.Subject to the following terms and conditions, and provided that Tenant is not then in default of its obligations under the Lease beyond any applicable notice and cure period, Landlord shall provide Tenant with an improvement allowance {the "Improvement Allowance") of up to Twenty-five Thousand Two Hundred Thirty and Zero/100 Dollars ($25,230.00) (the "Allowance") (i.e., $5.00 per rentable square foot of the Premises). The Improvement Allowance shall be available to Tenant to be applied solely to the Construction Costs (hereinafter defined). As used herein, the term "Construction Costs" means the costs and expenses incurred by Tenant for the design and construction of Alterations which Tenant desires to undertake in and to the Premises following the Effective Date. Partial payments shall be made on a monthly basis for Construction Costs, provided that Tenant delivers a written request (a "Draw Request") to Landlord at least thirty (30) days in advance of the date on which Tenant requests such disbursement by Landlord. Each Draw Request shall be accompanied by (1) the general contractor's or subcontractor's application for payment (including, if applicable, an architect's certification thereof) setting forth a detailed description of the work completed (including the percentage of the total job which the work with respect to which the contractor seeks payment represents) and the total cost of such work; (2) invoices for design, architectural or permit costs incurred by Tenant; (3) a written approval by Tenant and, if applicable, its architect of the contractor's application of payment and the work performed by the contractor(s); and (4) partial lien waivers (or, with respect to the final Draw Request, final lien waivers) and releases of mechanic's and materialmen's liens from the general contractor, subcontractors and material suppliers providing work or services in or to the Premises. Landlord shall make partial payments of the Improvement Allowance within thirty (30) days after receipt of a Draw Request from Tenant, provided that such Draw Request is accompanied by all applicable information and documentation set forth in (1)-(4), above. Tenant's final Draw Request shall include a certificate of substantial completion prepared by Tenant or, if applicable, Tenant's architect and shall also include all applicable final lien waivers. Any portion of the Improvement Allowance not requisitioned by Tenant as permitted above on or before the first anniversary of the Effective Date, shall be forfeited by Tenant and shall be retained by Landlord.
8.Estoppel. Tenant represents and warrants to Landlord that (A) there is no default by Landlord under the Original Lease, and (B) no claim, set-off or defense exists for the benefit of Tenant against Landlord in connection with the Original Lease or Tenant's occupancy and use of the Premises, and to the extent any claims, set-offs or defenses exist, they are hereby waived, released and relinquished in their entirety as of the date hereof.
9.Brokers. Landlord and Tenant recognize Newmark Knight Frank, as Landlord's broker, (the "Broker"), as the sole broker with respect to this Amendment and Landlord agrees to be responsible for the payment of any leasing commissions owed to the aforesaid Broker in accordance with the terms of a separate commission agreement entered into between Landlord and Broker. Tenant represents and warrants to Landlord that, except for the Broker, no other broker has been employed in carrying on any negotiations relating to this Amendment and Tenant shall indemnify and hold harmless Landlord from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.
10.Counterpart Copies. This Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.

11.Miscellaneous. This Amendment (A) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees , successors and assigns, and (8) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
12.Ratification. Except as expressly amended by this Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Deed of Office Lease under seal as of the day and year first hereinabove written.
LANDLORD:
KBSIII 3001 WASHINGTON, LLC, a Delaware limited
liability company
By:    KBS Capital Advisors, LLC, a Delaware limited
liability company, its authorized agent
By:    /s/ Stephen J. Close
Stephen J. Close
Senior Vice President
TENANT:
KBS REALTY ADVISORS, LLC, a Delaware limited
liability company
By:    /s/ Marc Deluca
Marc Deluca
Title: Regional President

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